Exhibit 99.1

TOREADOR ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

•	Total revenue for 2008 was $62.4 million compared to $41.7 million in 2007
•	Production for year was 805 MBOE an increase of 11% over 2007 volumes
•	Capital expenditures for 2008 totaled $10.7 million
•	Year end cash and cash equivalents balance was $19.5 million

DALLAS, TEXAS – (March 16, 2009) – Toreador Resources Corporation (NASDAQ: TRGL) today announced fourth quarter and full year 2008 financial results.

Mr. Craig McKenzie, CEO of Toreador, said, “2008 was a volatile year for the oil and gas industry and a difficult year for Toreador as turbulence in the financial markets spread to the wider economy. Commodity prices, including oil, were hit very hard as slowing economies affected demand while costs continued to increase.”

Added McKenzie, “Coming on board in early 2009 as part of a settlement with one of Toreador’s largest shareholders, I can look back at last year and see that Toreador struggled for direction while being burdened by significant debt, lower production, delays and burgeoning costs and overhead. Initiatives were in half-measures and never truly addressed the underlying problems affecting performance.”

“Toreador’s fourth quarter and full-year financial results reflect the business challenges the Company faced during the year, but there are a number of positive elements in our portfolio of assets that give us optimism for turning the company around. Through the implementation of our new corporate platform, announced in late February, we are taking aggressive action to refocus the Company’s operations, target minimum capital commitments, reduce costs and significantly reduce debt. Through these steps we believe we can stabilize Toreador’s operational and financial performance and position the Company for future success,” McKenzie concluded.

Toreador Q4 2008 Financial Results, March 16, 2009	Page 2 of 10

FOURTH QUARTER 2008 FINANCIAL RESULTS

Fourth quarter 2008 revenues decreased to $10.8 million from $12.5 million in the same period last year, primarily due to a 14.5% decrease in the average price received for oil and natural gas sales. For the quarter ended December 31, 2008, Toreador reported earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX, a non-GAAP measure*) of $4.3 million compared to EBITDAX* of $5.7 million for the same period last year.

Toreador recorded an operating loss in the fourth quarter of 2008 of $31.8 million, compared to an operating loss of $22.3 million in the same period last year. Non-cash expenses in the fourth quarter of 2008 include an impairment charge of $29.5 million of which $25.6 million is applicable to the renegotiated sales price of the South Akcakoca Sub-Basin assets to Petrol Ofisi, an impairment charge on our remaining 10% interest in the Bati Eskakali well, drilled in 2007, due to insufficient progress being made to develop the area and a plan of development will not be prepared by the operator, in the foreseeable future; depreciation, depletion and amortization of $3.2 million and $399 thousand of stock compensation expense which is included in general and administrative expense.

Lease operating expense in the three months ended December 31, 2008 was $4.1 million. Exploration expense in the fourth quarter of 2008 was $2.9 million and general and administrative expense net of stock compensation expense was $2.4 million.

For the three months ended December 31, 2008, the company reported a loss available to common shares of $38.5 million, or $1.93 per diluted share, compared to a loss available to common shares of $19.9 million in the fourth quarter of 2007, or $1.03 per diluted share.

Diluted weighted average shares outstanding in the fourth quarter of 2008 were 20.0 million, compared to 19.2 million diluted weighted average shares outstanding in the fourth quarter of 2007.

Toreador Q4 2008 Financial Results, March 16, 2009	Page 3 of 10

Production Data for the Three Months Ended December 31,
	2008	2007		2008	2007
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	87	95	France	$ 53.45	$ 82.50
Turkey	14	15	Turkey	54.76	82.79
Romania	1	2	Romania	30.99	71.83
Total	102	112	Total	53.43	82.38
Gas (MMcf):			Gas ($/Mcf):
France	-	-	France	$ -	$ -
Turkey	392	280	Turkey	12.60	9.07
Romania	109	146	Romania	4.36	5.29
Total	501	426	Total	10.81	7.78
MBOE:			$/BOE:
France	87	95	France	$ 53.45	$ 82.50
Turkey	79	62	Turkey	72.10	61.52
Romania	19	26	Romania	26.36	34.33
Total	185	183	Total	58.60	68.55

FULL YEAR 2008 FINANCIAL RESULTS

For full year 2008, revenues increased to $62.4 million compared to $41.7 million for the same period last year primarily due to oil price increases in France and increased natural gas volumes in offshore Turkey due to having a full year of production during 2008 as compared to 2007. In the twelve months ended December 31, 2008, EBITDAX* was $30.7 million, compared to $20.7 million for the twelve months of 2007. An operating loss of $96.4 million was recorded in 2008 compared to a $57.4 million operating loss in 2007. Non-cash operating expenses recorded in 2008 included an impairment of $85.2 million; depreciation, depletion and amortization of $33.1 million; and stock compensation, which is included in general and administrative expense of $2.4 million.

Lease operating expense for the year ended December 31, 2008 was $17.2 million; exploration expenses in 2008 were $5.8 million and general and administrative expense, net of stock compensation expense, was $13.1 million.

Toreador Q4 2008 Financial Results, March 16, 2009	Page 4 of 10

For the twelve months ended December 31, 2008, a loss available to common shares of $108.6 million was recorded, or $5.48 per diluted share, compared to a loss available to common shares of $74.6 million, or $4.07 per diluted share for the twelve months of 2007.

	For the Years Ended December 31,
	2008	2007		2008	2007
Production:			Average Price:
Oil (MBbls):			Oil ($/Bbl):
France	365	383	France	$ 93.32	$ 67.49
Turkey	56	66	Turkey	93.21	61.98
Romania	3	10	Romania	57.97	57.59
Total	424	459	Total	93.04	66.50
Gas (MMcf):			Gas ($/Mcf):
Turkey	1,840	905	Turkey	$ 11.14	$ 8.60
Romania	446	689	Romania	5.32	4.90
Total	2,286	1,594	Total	10.00	7.00
MBOE:			$/ BOE:
France	365	383	France	$ 93.32	$ 67.49
Turkey	362	217	Turkey	70.88	54.77
Romania	78	124	Turkey	32.99	31.55
Total	805	724	Total	77.41	57.51

Proved, Probable and Possible Reserves at December 31, 2008

At year-end 2008, estimated proved reserves were approximately 7.6 million barrels of oil equivalent (MMBOE), compared to 13.2 MMBOE at December 31, 2007. At December 31, 2007 the price used for evaluating our oil reserves was $95.72 per barrel as compared to the December 31, 2008 price of $34.29 per barrel. This 65% decrease in oil price had a severe impact on the economic life of our wells, but also on the discounted present value at 10% and the standardized measure of proved reserves. This downward revision, which primarily affected our French oil reserves, was due to the following factors (i) decrease in economic life due to change in economics caused a net decrease of 1,682 thousand barrels of oil (MBbl); (ii) removing twelve proved undeveloped locations caused a net decrease of 1,889 MBbl; (iii) negative reserve revisions resulted in a decrease in reserves of 405 MBbl; (iv) fourteen wells were shut-in resulting in a decrease of 401 MBbl; (v) three drilled locations in prior years resulted in one producing well which was non-commercial at December 31, 2008 causing a net decrease of 280 MBbl;

Toreador Q4 2008 Financial Results, March 16, 2009	Page 5 of 10

(vi) one well was lost during workover operations causing a net decrease of 37 MBbl; and (vii) 2008 production of 805 MBOE. In Hungary, we secured a gas contract and were able to restore the reserves lost in 2007, this resulted in an increase of 159 MBOE and in Romania due to the poor performance of the field resulted in a decrease of 54 MBbl. In Turkey, we had downward revisions of 390 MBbl. which was due to a decrease in the economic life of the proved developed wells.

Estimated proved, probable and possible reserves by country as of December 31, 2008

OPERATIONAL UPDATE

Toreador’s core operations are in France and Hungary and the Company plans to build on these in 2009. In Hungary, exploration is the key focus and drilling in this country is now underway with an exploratory well, Balotaszallas-E-1 (“THL Ba-E-1”), which was spudded on February 6, 2009. This is a deep Kiskunhalas well in the Tompa Block, which has gas reserves potential. The well is being drilled in an updip location to evaluate a deep gas play that was first identified by two wells drilled in the late 1980’s by OKGT (the former Hungarian state oil company) and the U.S. Geological Survey.  The wells produced gas in drill stem tests from a conglomerate encountered below 3,200 meters depth in the northwestern corner of the Tompa block.  The terms of the joint venture for drilling the THL Ba-E-1 well are for the partner to drill, case and test a well projected to cost up to $21 million in return for a 75% interest in the Tompa block.  Toreador is being carried for the first well and retains a 25% working interest in the block. We estimate that the well will reach total depth in April 2009.

In France, the Paris Basin will remain the Company’s core asset with current production of approximately 1,000 net barrels per day coming from low-decline, long-life assets. A comprehensive portfolio review of our fields and 461,000 net acres held pursuant to licenses (100% owned and operated) is now underway. The results of the study will be launched as part of the 3-year strategic plan.

As previously announced and as part of the new corporate platform the Company plans to completely exit Turkey this year. On March 3, 2009 the Company completed the sale of a 26.75% interest in the South Akcakoca Sub-Basin ("SASB") project and associated licenses located in the Black Sea to Petrol Ofisi for $55 million. In addition, the Company has retained a financial advisory firm to manage an open bid process to sell its remaining 10% interest in the SASB, in addition to its onshore Cendere field and 2.929 million net acres in exploration licenses that are currently held (as of January 1, 2009) and licenses covering 1.085 million net acres that are pending approvals. A development well, located in the Cendere Field, is currently being drilled and results should be known by the end of March 2009.

Toreador Q4 2008 Financial Results, March 16, 2009	Page 6 of 10

CONFERENCE CALL

A conference call to discuss fourth quarter 2008 and fiscal year 2008 results and current operational activities will be held today at 11:00 am EDT.

Active participants who wish to ask questions during the conference call should dial toll free 800-257-7063 (international dial 1-303-205-0033) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast of the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11127791#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The tables below reconcile EBITDAX with income from continuing operations as derived from the company’s financial information.

The discounted present value at 10% (pretax) of reserves represents the discounted future cash flows attributable to our oil and natural gas reserves before income tax, discounted at 10%. Although it is a non-GAAP measure, we believe that the presentation of the discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. Table 3 below compares the discounted present value at 10% (pretax) of proved reserves at December 31, 2008 with standardized measure of discounted future net cash flows at December 31, 2008, which represents the present value of future cash

Toreador Q4 2008 Financial Results, March 16, 2009	Page 7 of 10

flows at December 31, 2008 attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

Table 1: Reconciliation of EBITDAX to Net Income for the three months ended December 31,

Table 2: Reconciliation of EBITDAX to Net Income for the year ended Dec. 31,

Toreador Q4 2008 Financial Results, March 16, 2009	Page 8 of 10

Table 3: Discounted present value at 10% (pretax) of proved reserves at

December 31, 2008 compared to standardized measure of proved reserves

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors – The Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such a probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our most recent Form 10-K, available from use by calling (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov.

# # #

CONTACT:

Toreador Resources
Charles Campise

214-559-3933

Toreador Q4 2008 Financial Results, March 16, 2009	Page 9 of 10

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2008	2007

Oil and natural gas sales	$ 10,834	$ 12,508

Operating costs and expenses:
Lease operating	4,079	4,307
Exploration expense	2,930	5,198
Dry hole expense	-	483
Depreciation, depletion and amortization	3,189	7,732
Impairment of oil and gas properties	29,472	13,446
General and administrative	2,843	3,065
Loss on oil and gas derivative contracts	-	192
Loss on sale of properties and other assets	123	425
Total operating costs and expenses	42,636	34,848
Operating loss	(31,802)	(22,340)

Other income (expense):
Foreign currency exchange gain (loss)	(3,417)	3,042
Interest and other income......................................................................... Interest expense, net of interested capitalized	875	964
	(1,460)	(1,781)
Total other income (expense)	(4,002)	2,225
Loss before taxes	(35,804)	(20,115)
Income tax benefit (provision)	(2,677)	142
Loss from continuing operations	(38,481)	(19,973)
Income from discontinued operations, net of tax	-	114
Net loss	(38,481)	(19,859)
Dividends on preferred shares	-	(41)
Loss available to common shares	$ (38,481)	$ (19,900)

Basic income (loss) available to common shares per share:
From continuing operations	$ (1.93)	$ (1.04)
From discontinued operations	-	0.01
	$ (1.93)	$ (1.03)
Diluted income (loss) available to common shares per share:
From continuing operations	$ (1.93)	$ (1.04)
From discontinued operations	-	0.01
	$ (1.93)	$ (1.03)
Weighted average shares outstanding:
Basic	19,985	19,176
Diluted	19,985	19,176

Toreador Q4 2008 Financial Results, March 16, 2009	Page 10 of 11

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Year Ended Dec. 31,
	2008	2007
Revenue:
Oil and natural gas sales	$ 62,374	$ 41,691

Operating costs and expenses:
Lease operating expense	17,211	12,644
Exploration expense	5,806	14,742
Dry hole and abandonment	-	21,840
Depreciation, depletion and amortization	33,142	21,257
Impairment of oil and natural gas properties	85,233	13,446
General and administrative	15,487	17,313
Loss on oil and gas derivative contracts..............................................	1,781	1,005
Loss (gain) on sale of properties and other assets	123	(3,159)
Total operating costs and expenses	158,783	99,088
Operating loss..............................................................................	(96,409)	(57,397)
Other income (expense):
Equity in earnings of unconsolidated investments	-	22
Foreign currency exchange loss	(486)	(26,305)
Interest and other income	1,779	1,829
Gain on the extinguishment of debt................................................... Interest expense	458	-
	(7,849)	(4,291)
Total other expense	(6,098)	(28,745)
Loss from continuing operations before income taxes	(102,507)	(86,142)
Income tax benefit (provision)	(6,076)	4,676
Loss from continuing operations	(108,583)	(81,466)
Income (loss) from discontinued operations, net of tax	(22)	7,045
Net loss............................................................................	(108,605)	(74,421)
Preferred dividends	-	(162)
Loss available to common shares	$(108,605)	$ (74,583)
Basic income (loss) available to common shares per share from:
Continuing operations	$ (5.48)	$ (4.45)
Discontinued operations	-	0.38
	$ (5.48)	$ (4.07)
Diluted income (loss) available to common shares per share from:
Continuing operations	$ (5.48)	$ (4.45)
Discontinued operations	-	0.38
	$ (5.48)	$ (4.07)
Weighted average shares outstanding:
Basic	19,831	18,358
Diluted	19,831	18,358